SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No._______)*


                       Applied Molecular Evolution, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   03823E-10-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 20 Pages
                            Exhibit Index on Page 18

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 2 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Delphi Ventures, L.P. ("DV")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            982,319 shares, except that Delphi Management
           OWNED BY EACH           Partners,  L.P. ("DMP"),  the general partner
             REPORTING             of DV,  may be deemed  to have sole  power to
              PERSON               vote these  shares,  and James R.  Bochnowski
               WITH                ("Bochnowski")    and   David   L.   Douglass
                                   ("Douglass"),  the  general  partners of DMP,
                                   may be  deemed to have  shared  power to vote
                                   these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   982,319 shares,  except that DMP, the general
                                   partner  of DV,  may be  deemed  to have sole
                                   power  to  dispose  of  these   shares,   and
                                   Bochnowski and Douglass, the general partners
                                   of DMP, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     982,319
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     4.44%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 3 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Delphi BioInvestments, L.P. ("DBI")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            3,484  shares,  except that DMP,  the general
          OWNED BY EACH            partner  of DBI,  may be  deemed to have sole
             REPORTING             power to vote these  shares,  and  Bochnowski
              PERSON               and  Douglass,  the general  partners of DMP,
               WITH                may be  deemed to have  shared  power to vote
                                   these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   3,484  shares,  except that DMP,  the general
                                   partner  of DBI,  may be  deemed to have sole
                                   power  to  dispose  of  these   shares,   and
                                   Bochnowski and Douglass, the general partners
                                   of DMP, may be deemed to have shared power to
                                   dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     3,484
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.02%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 4 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Delphi Management Partners, L.P. ("DMP")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            985,803 shares, of which 982,319 are directly
           OWNED BY EACH           owned by DV and 3,484 are  directly  owned by
             REPORTING             DBI. DMP, the general  partner of DV and DBI,
              PERSON               may be  deemed  to have  sole  power  to vote
               WITH                these shares,  and  Bochnowski  and Douglass,
                                   the general partners of DMP, may be deemed to
                                   have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   985,803 shares, of which 982,319 are directly
                                   owned by DV and 3,484 are  directly  owned by
                                   DBI. DMP, the general  partner of DV and DBI,
                                   may be deemed to have sole  power to  dispose
                                   of these shares, and Bochnowski and Douglass,
                                   the general partners of DMP, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     985,803
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     4.46%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 5 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Delphi Ventures II, L.P. ("DV II")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            298,678 shares, except that Delphi Management
           OWNED BY EACH           Partners  II, L.P.  ("DMP  II"),  the general
             REPORTING             partner  of DV II, may be deemed to have sole
              PERSON               power to vote these shares,  and  Bochnowski,
               WITH                Douglass and Donald J.  Lothrop  ("Lothrop"),
                                   the general partners of DMP II, may be deemed
                                   to have shared power to vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   298,678  shares,  except  that  DMP  II,  the
                                   general  partner  of DV II,  may be deemed to
                                   have sole power to  dispose of these  shares,
                                   and  Bochnowski,  Douglass and  Lothrop,  the
                                   general  partners of DMP II, may be deemed to
                                   have shared power to dispose of these shares.
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     298,678
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     1.35%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 6 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Delphi BioInvestments II, L.P. ("DBI II")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            1,529 shares, except that DMP II, the general
           OWNED BY EACH           partner of DBI II, may be deemed to have sole
             REPORTING             power to vote these shares,  and  Bochnowski,
              PERSON               Douglass and Lothrop, the general partners of
               WITH                DMP II, may be deemed to have shared power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   1,529 shares, except that DMP II, the general partner of DBI II, may be deemed to have sole power to dispose of these shares, and Bochnowski, Douglass and Lothrop, the general partners of DMP II, may be deemed to have shared power to dispose of these shares.

                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     1,529
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     PN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 7 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Delphi Management Partners II, L.P. ("DMP II")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            300,207 shares, of which 298,678 are directly
           OWNED BY EACH           owned by DV II and 1,529 are  directly  owned
             REPORTING             by DBI II. DMP II, the general  partner of DV
              PERSON               II and DBI II,  may be  deemed  to have  sole
               WITH                power to vote these shares,  and  Bochnowski,
                                   Douglass and Lothrop, the general partners of
                                   DMP II, may be deemed to have shared power to
                                   vote these shares.
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   See response to row 5.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   300,207 shares, of which 298,678 are directly owned by DV II and 1,529 are directly owned by DBI II. DMP II, the general partner of DV II and DBI II, may be deemed to have sole power to dispose of these shares, and Bochnowski, Douglass and Lothrop, the general partners of DMP II, may be deemed to have shared power to dispose of these shares.

                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     300,207
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     1.36%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     OO
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 8 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           James R. Bochnowski ("Bochnowski")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   1,286,010   shares,   of  which  982,319  are
                                   directly  owned  by DV,  3,484  are  directly
                                   owned by DBI,  298,678 are directly  owned by
                                   DV II and 1,529 are directly owned by DBI II.
                                   Bochnowski  is a general  partner of both DMP
                                   and DMP II, and may be deemed to have  shared
                                   power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------

                              8    SHARED DISPOSITIVE POWER

                                   1,286,010   shares,   of  which  982,319  are
                                   directly owned by DV, 3,484 are directly owned by DBI, 298,678 are directly owned by DV II and 1,529 are directly owned by DBI II. Bochnowski is a general partner of both DMP and DMP II, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     1,286,010
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     5.82%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                  Page 9 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           David L. Douglass ("Douglass")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   1,286,010   shares,   of  which  982,319  are
                                   directly  owned  by DV,  3,484  are  directly
                                   owned by DBI,  298,678 are directly  owned by
                                   DV II and 1,529 are directly owned by DBI II.
                                   Douglass is a general partner of both DMP and
                                   DMP II,  and  may be  deemed  to have  shared
                                   power to vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   1,286,010   shares,   of  which  982,319  are
                                   directly owned by DV, 3,484 are directly owned by DBI, 298,678 are directly owned by DV II and 1,529 are directly owned by DBI II. Douglass is a general partner of both DMP and DMP II, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     1,286,010
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     5.82%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

----------------------                                    ----------------------
CUSIP NO. 03823E-10-8                 13 G                 Page 10 of 20 Pages
----------------------                                    ----------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Donald J. Lothrop ("Lothrop")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                     (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF        5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY            0 shares
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                              --------------------------------------------------
                              6    SHARED VOTING POWER

                                   300,207 shares, of which 298,678 are directly
                                   owned by DV II and 1,529 are  directly  owned
                                   by DBI II.  Lothrop  is a general  partner of
                                   DMP II, the general  partner of DV II and DBI
                                   II, and may be deemed to have shared power to
                                   vote these shares.
                              --------------------------------------------------
                              7    SOLE DISPOSITIVE POWER

                                   0 shares
                              --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER

                                   300,207 shares, of which 298,678 are directly owned by DV II and 1,529 are directly owned by DBI II. Lothrop is a general partner of DMP II, the general partner of DV II and DBI II, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

                                                                     300,207
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     1.36%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

                                                                     IN
--------------------------------------------------------------------------------

                                                           Page 11 of 20 Pages

ITEM 1(A).     NAME OF ISSUER:

               Applied Molecular Evolution, Inc.


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               3520 Dunhill Street
               San Diego, CA 92121


ITEM 2(A).     NAME OF PERSON FILING:

               This statement is filed by Delphi Ventures, L.P, a Delaware limited partnership ("DV"), Delphi BioInvestments, L.P., a Delaware limited partnership ("DBI"), Delphi Management Partners, L.P., a Delaware limited partnership ("DMP"), Delphi Ventures II, L.P, a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P., a Delaware limited partnership ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James R. Bochnowski ("Bochnowski"), David
               L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

               DMP is the general partner of DV and DBI and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV and DBI. Bochnowski and Douglass are the general partners of DMP and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV and DBI.

               DMP II is the general partner of DV II and DBI II and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV II and DBI II. Bochnowski, Douglass and Lothrop are the general partners of DMP II and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV II and DBI II.


ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

               Delphi Ventures
               3000 Sand Hill Road
               Building 1 - Suite 135
               Menlo Park, CA 94025


ITEM 2(C)      CITIZENSHIP:

               DV, DBI, DMP, DV II, DBI II and DMP II are Delaware limited partnerships. Bochnowski, Douglass and Lothrop are United States citizens.

ITEM 2(D) AND ITEM 2(E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER:

               Common Stock
               CUSIP # 03823E-10-8


ITEM 3.        Not Applicable.

                                                           Page 12 of 20 Pages

ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                 (a)   Amount beneficially owned:

                 See Row 9 of cover page for each Reporting Person.

                 (b)   Percent of Class:

                 See Row 11 of cover page for each Reporting Person.

                 (c)   Number of shares as to which such person has:

                       (i)   Sole power to vote or to direct the vote:

                       See Row 5 of cover page for each Reporting Person.

                       (ii)  Shared power to vote or to direct the vote:

                       See Row 6 of cover page for each Reporting Person.

                       (iii) Sole power to dispose or to direct the  disposition
                             of:

                       See Row 7 of cover page for each Reporting Person.

                       (iv)  Shared   power  to   dispose   or  to  direct   the
                             disposition of:

                       See Row 8 of cover page for each Reporting Person.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Under certain circumstances set forth in the limited partnership agreements of DV, DBI, DMP, DV II, DBI II and DMP II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
               COMPANY:

               Not applicable.

                                                           Page 13 of 20 Pages

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.


ITEM 10.       CERTIFICATION:

               Not applicable.

                                                           Page 14 of 20 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 7, 2001


                                       DELPHI VENTURES, L.P., a Delaware Limited
                                       Partnership


                                       By:  Delphi Management Partners, L.P.,
                                            a Delaware Limited Partnership
                                            Its General Partner


                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski
                                            General Partner



                                       DELPHI BIOINVESTMENTS, L.P., a Delaware
                                       Limited Partnership


                                       By:  Delphi Management Partners, L.P.,
                                            a Delaware Limited Partnership
                                            Its General Partner


                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski
                                            General Partner



                                       DELPHI MANAGEMENT PARTNERS, L.P., a
                                       Delaware Limited Partnership


                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski
                                            General Partner

                                                           Page 15 of 20 Pages


                                       DELPHI VENTURES II, L.P., a Delaware
                                       Limited Partnership


                                       By:  Delphi Management Partners II, L.P.,
                                            a Delaware Limited Partnership
                                            Its General Partner


                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski
                                            General Partner



                                       DELPHI BIOINVESTMENTS II, L.P., a
                                       Delaware Limited Partnership


                                       By:  Delphi Management Partners II, L.P.,
                                            a Delaware Limited Partnership
                                            Its General Partner


                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski
                                            General Partner



                                       DELPHI MANAGEMENT PARTNERS II., L.P., a
                                       Delaware Limited Partnership


                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski
                                            General Partner

                                                           Page 16 of 20 Pages


                                       JAMES R. BOCHNOWSKI

                                       By:  /s/  James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski



                                       DAVID L. DOUGLASS


                                       By:  /s/  David L. Douglass
                                            ------------------------------------
                                            David L. Douglass



                                       DONALD J. LOTHROP


                                       By:  /s/  Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop

                                                           Page 17 of 20 Pages


                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                 18

                                                           Page 18 of 20 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Applied Molecular Evolution, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 2001


February 7, 2001                      DELPHI MANAGEMENT PARTNERS, L.P.,
                                      a Delaware Limited Partnership


                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski, General Partner



February 7, 2001                      DELPHI VENTURES, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Delphi Management Partners, L.P.
                                            a Delaware Limited Partnership
                                            Its General Partner


                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski, General Partner



February 7, 2001                      DELPHI BIOINVESTMENTS, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Delphi Management Partners, L.P.
                                            a Delaware Limited Partnership
                                            Its General Partner


                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski, General Partner

                                                           Page 19 of 20 Pages


February 7, 2001                      DELPHI MANAGEMENT PARTNERS II, L.P.,
                                      a Delaware Limited Partnership


                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski, General Partner



February 7, 2001                      DELPHI VENTURES II, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Delphi Management Partners II, L.P.
                                            a Delaware Limited Partnership
                                            Its General Partner


                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski, General Partner



February 7, 2001                      DELPHI BIOINVESTMENTS II, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Delphi Management Partners II, L.P.
                                            a Delaware Limited Partnership
                                            Its General Partner


                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski, General Partner

                                                           Page 20 of 20 Pages


February 7, 2001

                                      By: /s/  James R. Bochnowski
                                          --------------------------------------
                                          James R. Bochnowski

February 7, 2001

                                      By: /s/  David L. Douglass
                                          --------------------------------------
                                          David L. Douglass


February 7, 2001

                                      By: /s/  Donald J. Lothrop
                                          --------------------------------------
                                          Donald J. Lothrop